Exhibit 99.1

Ross Ayotte	Ken Rizvi
Corporate Marketing	Investor Relations
ON Semiconductor	ON Semiconductor
(602) 244-5978	(602) 244-3437
ross.ayotte@onsemi.com	ken.rizvi@onsemi.com

ON Semiconductor Prices $95 Million 1.875% Convertible Senior

Subordinated Notes

PHOENIX, Ariz. – Dec. 15, 2005 — ON Semiconductor Corporation (NASDAQ: ONNN) today announced that it has priced its previously announced private offering of $95.0 million aggregate principal amount of 1.875% convertible senior subordinated notes due December 15, 2025. The notes will bear interest at a rate of 1.875% per year. The notes will rank pari passu in right of payment with ON Semiconductor’s existing and future senior subordinated indebtedness and will be subordinated in right of payment to ON Semiconductor’s existing and future senior indebtedness. The sale of the notes is expected to close on December 21, 2005, subject to customary closing conditions.

ON Semiconductor intends to use the net proceeds of the offering to repay its 10% junior subordinated note due 2011. In connection with the offering, ON Semiconductor has granted to the initial purchasers of the notes a 30-day over-allotment option to purchase up to an additional $14.0 million aggregate principal amount of the notes. If that option is exercised, any resulting net proceeds not used to repay the junior subordinated note will be used for general corporate purposes.

The notes will be convertible beginning on June 15, 2012, or earlier upon the occurrence of certain events, at an initial conversion rate of 142.8571 shares per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $7.00 per share of common stock), subject to adjustment. The initial conversion price represents a premium of approximately 23% relative to the last reported cross of ON Semiconductor common stock on the NASDAQ National Market of $5.71 on December 15, 2005. The notes will provide for “net share settlement” of any

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ON Semiconductor Prices $95 Million 1.875% Convertible Senior Subordinated Notes

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conversions, meaning that upon any conversion ON Semiconductor will pay the noteholder an amount in cash equal to the lesser of the conversion value or the par value of the notes and will settle any excess of the conversion value above the notes’ par value in cash or common stock, at ON Semiconductor’s election.

ON Semiconductor will have the right to redeem some or all of the notes on or after December 20, 2012. Holders of the notes will have the option to require ON Semiconductor to repurchase the notes on December 15 of 2012, 2015, and 2020. Upon the occurrence of certain corporate events, each holder may require us to purchase all or a portion of such holder’s notes. In each case, the redemption or repurchase price would be 100% of the principal amount of the notes, plus accrued and unpaid interest to, but excluding, the redemption or repurchase date, as applicable.

The offering described in this news release was conducted through a private placement to qualified institutional buyers, pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The notes and common stock issuable upon conversion of the notes have not been registered under the Securities Act or applicable state securities laws and, unless so registered, may not be offered or sold in the United States or to a U.S. person except pursuant to an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This news release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About ON Semiconductor

With its global logistics network and strong portfolio of power semiconductor devices, ON Semiconductor (Nasdaq: ONNN) is a preferred supplier of power solutions to engineers, purchasing professionals, distributors and contract manufacturers in the computer, cell phone, portable devices, automotive and industrial markets.

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ON Semiconductor Prices $95 Million 1.875% Convertible Senior Subordinated Notes

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ON Semiconductor and the ON Semiconductor logo are registered trademarks of Semiconductor Components Industries, LLC. All other brand and product names appearing in this document are registered trademarks or trademarks of their respective holders.

This news release includes statements which are not historical facts but “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact are statements that could be deemed forward-looking statements and are often characterized by the use of words such as “believes,” “expects,” “estimates,” “projects,” “may,” “will,” “intends,” “plans,” or “anticipates,” or by discussions of strategy, plans or intentions. In this news release, forward-looking information relates to the issuance of convertible senior subordinated notes and the repayment of the 10 Percent Junior Subordinated Note due 2011 and similar matters. All forward-looking statements in this news release are made based on management’s current expectations and estimates, which involve risks, uncertainties and other factors that could cause results to differ materially from those expressed in forward-looking statements, including uncertainties relating to market conditions for corporate debt securities generally and for the securities of ON Semiconductor in particular. Readers are cautioned not to place undue reliance on forward-looking statements. We assume no obligation to update such information.

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